Exhibit 5.1
July 17, 2006
Board of Directors
Asset Capital Corporation, Inc.
4733 Bethesda Avenue
Suite 800
Bethesda, Maryland 20814
          Re: Issuance of 10,450,000 Shares of Common Stock
     Ladies and Gentlemen:
     We have served as special counsel to Asset Capital Corporation Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of up to an aggregate of 10,450,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), including: (a) 8,000,000 shares (the “IPO Shares”) of Common Stock to be issued by the Company in an underwritten initial public offering, covered by a Registration Statement on Form S-11 (No. 333-129087), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and (b) up to 2,450,000 shares (including up to 1,200,000 shares that the selling stockholders may sell solely to cover over-allotments, if any) of Common Stock (the “Selling Stockholders Shares” and, together with the IPO Shares, the “Shares”) to be sold by the stockholders of the Company named in the Registration Statement under the caption “Selling Stockholders.”
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
     1. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation (the “Charter”), as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on July 17, 2006 and by the Secretary of the Company on the date hereof;

Board of Directors
Asset Capital Corporation, Inc.
July 17, 2006

     2. The Second Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;
     3. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on June 23, 2005 and September 22, 2005, authorizing the registration, issuance and sale of the Shares, as certified by the Secretary of the Company on the date hereof;
     4. The certificate of the SDAT as to the due formation, existence and good standing of the Company dated July 14, 2006;
     For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon the Company).
     Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
     1. The issuance of the IPO Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Underwriting Agreement to be entered into by and among the Company, Asset Capital Partners, L.P. and Friedman, Billings, Ramsey & Co., Inc., as representative of the underwriters, the IPO Shares will be validly issued, fully paid and nonassessable.
     2. The issuance of the Selling Stockholders Shares was duly authorized and the Selling Stockholders Shares are validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland, any federal or state laws regarding fraudulent transfers, or any real estate syndication laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Board of Directors
Asset Capital Corporation, Inc.
July 17, 2006

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
     This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.
Very truly yours,
/s/ Hunton & Williams LLP